Exhibit 99.1

Investor Relations Contact: 415.972.7080 | Media Inquiries Contact: 415.973.5930 | www.pgecorp.com
December 16, 2019

PG&E Announces Amendment to Restructuring Support Agreement

with Individual Wildfire Victims’ Representatives

SAN FRANCISCO, Calif.— PG&E Corporation and Pacific Gas and Electric Company (together, “PG&E”) today announced that they have entered into an amendment to the Restructuring Support Agreement among the company and certain representatives of the wildfire victims (the "Tort Claimants RSA") in order to reaffirm the parties’ continued support of the $13.5 billion settlement. The amendment to the Tort Claimants RSA eliminates the provision that would automatically terminate the Tort Claimants RSA if the Governor of California advises PG&E that its Chapter 11 Plan (the “Plan”) does not, in his sole judgment, comply with Assembly Bill 1054 (AB 1054) and the Plan is not modified in a manner acceptable to the Governor by December 17, 2019.

The parties intend to proceed with the Tort Claimants RSA approval hearing before the Bankruptcy Court on December 17, 2019.  The company fully intends to comply with the provisions of AB 1054 and will continue to address the concerns in the letter to the company from the Governor dated December 13, 2019.  PG&E has been engaged in constructive dialogue to address those concerns with the common objectives of having PG&E be safe, sound and financially stable upon emergence from Chapter 11. PG&E expects this dialogue to continue.

Public Dissemination of Certain Information
PG&E Corporation and Pacific Gas and Electric Company (the “Utility”) routinely provide links to the Utility’s principal regulatory proceedings with the California Public Utilities Commission and the Federal Energy Regulatory Commission at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. PG&E Corporation and the Utility also routinely post, or provide direct links to, presentations, documents, and other information that may be of interest to investors at http://investor.pgecorp.com, under the “Chapter 11,” “Wildfire Updates” and “News & Events: Events & Presentations” tabs, respectively, in order to publicly disseminate such information. It is possible that any of these filings or information included therein could be deemed to be material information.

About PG&E Corporation
PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, including but not limited to their bankruptcy emergence plan and related financings. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties, including the possibility that the conditions to emergence in the Plan or to funding under equity financing commitments will not be satisfied. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2018, their joint Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.